Confidential treatment has been requested with respect to certain portions of this exhibit.
Omitted portions have been filed separately with the Securities and Exchange Commission.
Exhibit 10.4
GULFSTREAM INTERNATIONAL AIRLINES/UNITED AIRLINES
CODE SHARE AND REGULATORY
COOPERATION AGREEMENT
This Agreement is made and entered into by and between UNITED AIR LINES, INC., with its principal place of business at 1200 East Algonquin Road, Elk Grove Township, Illinois 60007 (“UA”) and Gulfstream International Airlines, Inc., with its principal place of business at 1815 Griffin Road, Suite 400, Dania Beach, Florida 33004 (“3M”), each or both parties individually or collectively referred to as “Carrier” or “Carriers” respectively.
1.	INTRODUCTION
3M and UA had entered into a Code Share Agreement dated 04/21/1994 referred to as United Contract Number 122641, in order to increase each Carrier’s opportunities to offer competitive and cost effective air transportation services between points in and beyond the United States and the Bahamas. The agreement also improves the quality of the interline air transportation and cargo services they now offer so as to increase the use of those services by the traveling and shipping public. The Carriers now wish to update and revise certain terms of that agreement, as amended, by superseding and replacing that agreement with this Agreement. This Agreement establishes binding obligations, between the Carriers, expresses the Carriers intentions, and sets forth a framework that provides the basis to accomplish these goals through subsequent agreements and activities.
2.	UNDERLYING OPERATIONAL CONCEPT
The Carriers shall use a phased approach to develop and implement parallel marketing and operational programs to create new, value added passenger and cargo services and cost efficiencies by taking advantage of each Carrier’s inherent market strengths.
3.	OBJECTIVES OF THE 3M/UA RELATIONSHIP
Through development of the operational relationship contemplated by this Agreement, subject to any and all necessary governmental and regulatory approvals, 3M and UA have implemented Code Share operations as defined in Article 4A and further described in Attachment 1, Sections A and B.

This Agreement is not intended to restrict either Carrier’s rights to pursue, either independently or collectively, additional access between any points through either route acquisition or the normal government to government bilateral process.
4.	PROGRAMS
The Carriers shall develop and implement specific programs to support the objectives defined by this Agreement. The Attachments to this Agreement outline specific actions and responsibilities for implementing these programs. Each of the programs may be incorporated into an existing 3M/UA contract or a new contract, as appropriate. In summary, subject to any and all applicable governmental laws, rules and regulations, these programs are:

A.	CODE SHARE
The Carriers shall develop, in a phased approach; operations, which include using each other’s two-letter airline designator code on the following routes, as further specified in Attachments 1 and 1A (“Code Share”):
[*].
B.	CODE SHARE EMERGENCY PROCEDURES In the event of an incident involving a Code Share flight, both Carriers agree to implement the emergency procedures specified in Attachment 2.
C.	REGULATORY COOPERATION The Carriers shall work together to secure the underlying governmental and other approvals necessary to implement this marketing relationship.
D.	PUBLISHED FARES The carriers agree to participate in each other’s published fares.
E.	PRORATES
On the basis of reciprocity and comity, 3M and UA shall provide broader access to each other’s system through the creation of a Special Prorate Agreement to support the overall program and to stimulate incremental traffic from 3M to UA, and UA to 3M. This shall include special reciprocal protection for 3M or UA passengers on delayed, canceled or oversold flights.
F.	FREQUENT FLYER
The Carriers shall cooperate to further enhance passenger loyalty to the 3M/UA product through frequent flyer or loyalty programs as further specified in Attachment 3 (“Frequent Flyer Cooperation”).
G.	PREFERENTIAL SELLING
The Carriers shall implement procedures at their respective reservations sales offices to sell the other Carrier, on a “second to on-line” basis and in lieu of competitive off-line offerings in the agreed Code Share markets.
H.	SALES
With regard to Inventory Management for Code Share flights the Carriers acknowledge and agree that this is Agreement does not provide for guaranteed block space reservations. Accordingly, neither UA nor 3M is purchasing or guaranteeing the seats allocated to it by the other. Rather, the seats are allocated only for purposes of inventory management. 3M and UA shall each manage, market and sell its allocation of seats on the Code Share flights under its own respective airline designator code. The Carriers agree to communicate as necessary to facilitate such an arrangement.
I.	CARGO
On the basis of reciprocity and comity, 3M and UA shall provide broader access to each other’s flight route system through the creation of Cargo (mail and/or freight) Agreement to support the Code Share program and to stimulate incremental cargo between the Carriers. The scope of such cargo agreement shall be on code share routes described herein.
5.	TERM
This Agreement is effective as of April 21, 2003, and shall continue thereafter for three (3) years; provided, however, that this Agreement may be terminated by either party at that party’s election for convenience and, without cause upon one hundred and eighty (180) days’ prior written notice.
6.	COMPLIANCE WITH GOVERNMENT AND SAFETY REQUIREMENTS
A.	The Carriers represent and warrant that all air transportation services performed by it pursuant to this Agreement or otherwise shall be conducted in full compliance with all applicable federal, state and local laws, statutes, orders, rules; and regulations.

B.	The Carrier that originates the customer travel (provides all boarding passes and checks the customer luggage to his final destination) shall assure that the customer is properly documented for entry into the destination country and properly documented for any transit points enroute. Any fines, penalties, deportation and detention expenses resulting from violations of government entry or transit requirements, even for passengers that shall fully engage in illegal entry tactics, shall be the sole responsibility of the Carrier that originates the customer travel and such Carrier shall be considered an Operating Carrier pursuant to Article 15, and shall indemnify the other Carrier.

C.	3M represents and warrants that it is in compliance with the U.S. Department of Defense (DoD) Quality and Safety Requirements (and any other applicable governmental quality or safety requirement) and continues to comply with all applicable Federal Aviation Regulations (F.A.R.). 3M further warrants that it shall maintain compliance with these requirements for the term of this Agreement. Any failure to maintain such compliance shall immediately be brought to UA’s attention together with the corrective actions taken by 3M or a correction action plan. Any noncompliance with any requirements or corrective action plans shall be grounds for partial or complete suspension or termination by UA, without further liability, of this Agreement or any of the terms or conditions of this Agreement; but, with reservation of all other rights and remedies available to UA. Additional safety reviews and audits may be required at UA’s discretion and 3M shall cooperate with all such reviews and audits.
7.	EXCLUSIVITY
This Agreement is non-exclusive and does not preclude either UA or 3M from entering into or maintaining existing marketing relationships, including Code Share Agreements, with other air transportation companies.

8.	TRADEMARKS Neither Carrier shall use any trademark, trade name, logo, or service mark of the other without the prior written consent of the other.

9.	CONFIDENTIALITY
A.	Subject to Articles 9B and 9C, and except in any proceeding to enforce any of the provisions of this Agreement, neither party shall, without the prior written consent of the other, use, publicize or disclose to any third party, either directly or indirectly, any of the following (hereinafter “Confidential Information”):
(1)	this Agreement or any of the terms or conditions of this Agreement; or

(2)	any confidential or proprietary information or data, either oral or written, received from and designated as such by the disclosing Carrier.
B.	If either Carrier is served with a subpoena or other legal process requiring the production or disclosure of any Confidential Information, then that Carrier, before complying, shall immediately notify the non-disclosing Carrier and the non-disclosing Carrier shall have a reasonable period of time to intervene and contest disclosure or production.

C.	If a governmental authority requests either Carrier to produce or disclose to the authority this Agreement or any of the terms or conditions of this Agreement, such Carrier, at its option and after notifying the other Carrier, may produce or disclose the requested document or information.

D.	Upon termination of this Agreement, all Confidential Information, including any copies thereof made by the receiving party, must be returned to the disclosing Carrier.
10.	FORCE MAJEURE
Neither Carrier shall be liable for delays or failure in performance under this Agreement caused by acts of God, war, strikes, labor disputes, work stoppage, fire, acts of government or any other cause, whether similar or dissimilar, which is beyond the control of that Carrier.

11.	NATURE OF RELATIONSHIP BETWEEN 3M AND UA
The relationship of the Carriers hereto is that of independent contractors. Nothing in this Agreement is intended or shall be construed to create or establish any partnership or joint venture relationship between the Carriers.
12.	TERMINATION FOR CAUSE
A.	If either Carrier (the “Defaulting Party”) becomes insolvent or is subject to liquidation; if the other Carrier (the “Insecure Party”) has evidence that the Defaulting Party is not paying its bills when due without just cause; if the Defaulting Party takes any step leading to its cessation as a going concern; or if the Defaulting Party either ceases or suspends operations for reasons other than a strike, then the Insecure Party may immediately terminate this Agreement on notice to the Defaulting Party unless the Defaulting Party immediately gives adequate assurance of the future performance of this Agreement by establishing an irrevocable letter of credit issued by an bank acceptable to the Insecure Party, on terms and conditions acceptable to the Insecure Party, in an amount sufficient to cover all amounts potentially due from the Defaulting Party under this

Agreement, which may be drawn upon by the Insecure Party if the Defaulting Party does not fulfill its obligations under this Agreement in a timely manner.
B.	If either Carrier (the “Defaulting Party”) fails to observe or perform any of its material obligations under this Agreement and if this failure continues for a period of thirty (30) days after written notice to the Defaulting Party thereof (except for any payments due, where the period to cure such non-payment shall be five [5] days after notice) then, without prejudice to any other rights or remedies the other party may have, the other Carrier may terminate this Agreement as of the expiration date of this notice period.
13.	POST-TERMINATION RIGHTS
Exercise by either Carrier of its right to terminate under any provision of this Agreement shall not affect or impair its right to enforce its other rights or remedies under this Agreement. All obligations of each Carrier that have accrued before termination or that are of a continuing nature shall survive termination, including, without limitation, any confidentiality and indemnity provisions.

14.	NON-WAIVER Any previous waiver, forbearance, or course of dealing shall not affect the right of either Carrier to require strict performance of any provision of this Agreement.

15.	GENERAL INDEMNIFICATION
The Carrier operating the Code Share flight or providing goods or services hereunder (the “Operating Carrier”) agrees to indemnify and hold harmless the other Carrier (the “Marketing Carrier”), its directors, officers, employees, agents, subcontractors, and affiliates (each an “Indemnitee”) from and against any and all liabilities, claims, demands, suits, damages, and losses, including, without limitation, all reasonable attorneys’ fees, costs and expenses in connection therewith or incident thereto (including, without limitation, attorneys’ fees incurred by the Marketing Carrier in establishing its right to indemnification hereunder) (collectively referred to in this Article as “Claims”) of third parties for death or personal injury to any person or persons whomsoever (including, without limitation, the Operating Carrier’s employees, but excluding the Marketing Carrier’s employees) and for loss of, damage to, destruction of, any property whatsoever (including, without limitation, any loss of use thereof), in any manner arising out of or in any way connected with goods or services furnished or to be furnished by the Operating Carrier under this Agreement, all whether or not arising in tort or occasioned in whole or in part by the negligence of the Marketing Carrier of any type or degree. The Operating Carrier shall, at the request of the Marketing Carrier, negotiate and defend any Claim brought against any Indemnitee or in which any Indemnitee is joined as a party defendant based upon any other matters for which the Operating Carrier has agreed to indemnify each Indemnitee as provided above. The Operating Carrier’s obligations under this Article shall survive the expiration or termination of this Agreement.

16.	INSURANCE
A.	3M shall procure and maintain (i) third party liability insurance, including war risks perils for a minimum combined single limit (bodily injury/property damage) of U. S. $ 300,000,000 (three hundred million U.S. dollars) for each occurrence and (ii)Hull All Risks and Hull War Risks insurance covering its fleet. 3M shall increase such aviation liability insurance to U.S. $ 500,000,000 (five hundred million U.S. dollars) should they ever start flying aircraft with 50 or more seats. UA shall be named as additional insured on 3M’s policies when 3M is acting as the Operating Carrier. 3M, as Operating Carrier, shall waive their rights of subrogation against UA. The insurance policies shall be endorsed with severability of interest clauses. 3M shall furnish to UA certificates of insurance evidencing the foregoing coverage prior to the commencement of this Agreement.

B.	3M and UA shall each procure at its own cost employer’s liability insurance and worker’s compensation (or equivalent) against the liabilities of each respective Carrier to its employees in an amount not less than required by applicable law.

C.	In the event of cancellation or adverse material change, the additional insured shall be provided not less than thirty (30) days prior written notice except that in the case of Hull War Risks insurance such period of notice shall be seven (7) days or such lesser period as may be available in accordance with the applicable insurance policy requirements.
17.	EXCLUSION OF CONSEQUENTIAL DAMAGES
NEITHER CARRIER SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT BASED ON CONTRACT, TORT, WARRANTY CLAIMS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, AND/OR THE PRODUCTS OR SERVICES PROVIDED HEREUNDER, AND EACH CARRIER HEREBY RELEASES AND WAIVES ANY CLAIMS AGAINST THE OTHER CARRIER REGARDING SUCH DAMAGES.
18.	NOTICES Any notices required to be sent under this Agreement shall be sent by first class mail, postage prepaid, or any more expedient written means.

If to 3M, notices shall be addressed as follows:
Gulfstream International Airlines, Inc.
1815 Griffin Road, Suite 400
Dania Beach, Florida 33004
Attn: President and C.E.O.

If to UA, notices shall be addressed as follows:
United Air Lines, Inc.
P.O. Box 66100

Chicago, Illinois 60666
Attn: Sr. Vice President — International
Notices sent via electronic means (e.g., telex, facsimile) shall be effective immediately if received prior to 5:00 p.m. local time of the recipient. All other notices shall be effective the first business day after receipt
19.	GOVERNING LAW AND JURISDICTION
This Agreement and any dispute arising under or in connection with this Agreement, including any action in tort, shall be governed and construed by the laws of the State of Illinois U.S.A., without regard to any conflict of laws principles which may direct the application of laws of any other jurisdiction. The courts located within the county of Cook of the State of Illinois, U.S.A., shall have exclusive jurisdiction to settle any dispute arising out of or relating to this Agreement, the Carriers hereby consenting to jurisdiction and venue herein.

20.	SEVERABILITY
Each provision of this Agreement shall be valid and enforced to the furthest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.
21.	ASSIGNMENT AND CHANGE OF OWNERSHIP
A.	Neither Carrier may assign or otherwise transfer any of its rights or obligations under this Agreement to any third party without the prior written consent of the other.

B.	Should for any reason whatsoever the ownership of either Carrier change such that another air carrier or affiliate of an air carrier acquires a thirty percent (30%) or more ownership interest in either party, then within thirty (30) days of such occurrence either party may request renegotiation of this Agreement and, failing successful renegotiation within sixty (60) days of the request to renegotiate, either party may terminate this Agreement upon thirty (30) days notice to the other party.
22.	ENTIRE AGREEMENT
This Agreement, including any and all Attachments, constitutes the entire agreement and understanding of the Carriers relating to the subject matter hereof, and supersedes all prior agreements, including, without limitation, that certain Code Share agreement, as amended, between the carriers dated 04/21/’94, whether oral or written, express or implied, between the Carriers concerning the subject matter hereof. In the event that any terms herein conflict with the terms of any interline or other agreement between the Carriers, then the terms herein shall prevail, but shall not supplant any conflicting terms in the other agreement. This Agreement may be modified only by further written agreement signed by all of the Carriers hereto.

23.	EXISTING OBLIGATIONS
UA represents and warrants that the terms of this Agreement do not violate any existing obligations or contracts of UA. 3M represents and warrants that the terms of this Agreement do not violate any existing obligations of 3M. Each Carrier shall defend, indemnify and hold the other harmless from and against any and all claims, demands or causes of action which are hereafter made or brought against it alleging any such violation.

24.	NON-ENGLISH VERSION
If any non-English interpretive versions of this Agreement are created, then, in the event of a conflict between this English version and any non-English version, this English version will control.

25.	CAPTIONS The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit, or enlarge the scope of this Agreement or any of its provisions.
IN WITNESS WHEREOF, the Carriers hereto have by their duly authorized officers executed this Agreement as of the dates set forth below.

GULFSTREAM INTERNATIONAL, INC.	UNITED AIR LINES, INC.

By: /s/ Thomas L. Cooper	By: /s/ G.L. Atkinson

Name Thomas L. Cooper	Graham Atkinson

Title: President & C.E.O.	Sr. Vice President — International

Date: April 23, 2003	Date: April 21, 2003

ATTACHMENT 1
CODE SHARING
A.	City pairs displayed as UA*

Subject to all necessary regulatory approvals, deployment of IATCI One Stop Check-In, and completion of necessary operational support arrangements, UA shall display its UA designation code on selected flights, operated by 3M:
UA*
3M Operated Flights Between and Beyond
[*]
The city pairs listed in Sections A shall be handled on a manual basis by the Carriers if necessary, as outlined in Attachment IA.
B.	Inventory Management
The Carriers shall establish mutually agreed inventory management procedures for Code Share flights, in accordance with the guidelines outlined in Article 4 of this agreement (“Programs”), and including for manually managed inventory allocations the areas for cooperation outlined in Attachment 1A.

C.	Code Share Schedule Operations
The Carriers shall:
(1)	establish a dedicated flight number range for use by UA for use on 3M Code Share flights.

(2)	establish an automated transfer of flight schedule information via an industry standard SSIM which includes comment 10 and 50 records to identify the Code Share relationships. A “custom SSIM” from 3M shall be used in place of the OAG file to maintain 3M’s schedule in the Apollo and Galileo computer reservation systems.

(3)	establish a communications procedure to advise the other of passenger reaccomodation plans in the event of schedule changes involving a Code Share flight.
D.	Interline Accounting

The Carriers shall establish all necessary accounting procedures, in accordance with applicable IATA or ACH guidelines, including sampling methodology, to facilitate settlement of all UA/3M interline transportation, including code share.

ATTACHMENT lA
BUSINESS REQUIREMENTS CODE SHARE
TABLE OF CONTENTS
1.0	OVERVIEW
1.1	Introduction

1.2	Objective
2.0	REQUIREMENTS
2.1	Availability

2.2	Booking/Ticketing/CRS Fees
2.2.1	Sell

2.2.2	Disclaimer

2.2.3	Group Handling

2.2.4	Teletype (TTY)

2.2.5	Customer Inquiries
2.3	Inventory Maintenance
2.3.1	Inventory Control 2.3.2 Link Sells 2.3.3 Waitlist
2.4	Through Check In

2.5	Schedule Maintenance
2.5.1	Schedule Dissemination

2.5.2	Schedule Change

2.5.3	Passenger Reaccommodation

2.5.4	Seat Reaccommodation
2.6	Accounting Systems

2.7	Frequent Flyer

3.0	Hardware

1.0	OVERVIEW

The purpose of this Attachment lA is to provide a method that shall allow 3M’s code to be reflected on certain UA flights. Each Carrier shall perform this procedures in a fully automated manner, or manually until a fully automated method can be implemented.
2.0	REQUIREMENTS

General Requirement

Support code share for the city pairs as set forth on Attachment 1, paragraph A.
2.1	Availability

The Carrier shall provide the capability to display the service as an on-line connection using the designated Carrier’s code (UA or 3M).

2.2	Booking/Ticketing/CRS Fees
2.2.1	Sell

The Carriers shall provide support for segment sell of the on-line connection by line number from availability.

The Carriers shall provide support for the manual sell of the connection using either the code share flight number or the base flight number.

The Carriers shall provide for any fees associated with either ticket handling fees or CRS fees related to transportation of a passenger to be paid, by segment, by the Operating Carrier. 3M and UA shall establish a process to ensure that all such fees are appropriately accounted for. The Operating Carrier shall be responsible for CRS fees at the level of participation of the Marketing Carrier.

In this connection, the Marketing Carrier shall be obligated to provide the Operating Carrier only the CRS vendor’s invoice and the CRS vendor’s generated microfiche or hard copy of bookings for flights of Operating Carrier, and the Operating Carrier must reimburse the Marketing Carrier based upon the data reflected in those documents without adjustment.

2.2.2	Disclaimer

The Carriers shall provide for a disclaimer to accompany a sell of a shared-code flight identifying the Carrier operating the flight. The disclaimer must be distributed to CRS’s and to schedule dissemination services such as the Official Airline Guide (OAG).

2.2.3	Group Handling

Groups shall be booked as they are currently booked.

2.2.4	Teletype (TTY)

Teletype processing shall be handled for UA or 3M designated flights as it is currently handled today.
The information shall be updated within the PNR of the respective system automatically and shall be passed with the PNR on the exchange of PNRs.

2.2.5	Customer Inquiries

Procedures shall be established through the reservations groups to be able to identify where a PNR exists and be able to direct the customer appropriately.
2.3	Inventory Maintenance
2.3.1	Inventory Control

The operating Carrier shall develop a method for inventory control on each Code Share flight to/from the designated cities and shall maintain control of that inventory. The designated Carrier shall create a pseudo flight with the appropriate inventory. The yield management groups of both Carriers shall agree on the following:
•	A method of managing inventory allocations on shared-code flights.

•	Class of service and class of service equivalency
2.3.2	Link Sells

Allow a shared-code flight to be sold from an availability display provided to another Carrier.

2.3.3	Waitlist

Waitlists shall be open at start up of the Code Share arrangement.
2.4	Through Check In
Provide the capability to through-check customers via the use of IATCI standards.
2.5	Schedule Maintenance
2.5.1	Schedule Dissemination

Each Carrier shall establish an automated transfer of flight schedule information via an industry standard SSIM which includes comment 10 and 50 records to identify the Code Share relationships. A “custom SSIM” from 3M shall be used in place of the 3MG file to maintain 3M’s schedule in the Apollo and Galileo computer reservation systems.
2.5.2	Passenger Reaccomnaodation

Reaccommodations shall be worked through close coordination between the reservations groups of the two Carriers.

3M Andy Shin	HDQKK3M	954-266-3000
UA Karen Tolloff	HDQRZUA	847-700-5815
2.5.3	Flight Information

3M and UA shall evaluate procedures for exchanging and updating FLIFO information in each other’s systems. Procedures and responsibility shall be determined and mutually agreed by the Carriers.
2.6	Accounting Systems

Each Carrier shall establish accounting procedures in accordance with Attachment 1 paragraph E. Any special prorates must be communicated to accounting to ensure proper billing

2.7	Hardware

Each Carrier shall provide and pay for installation and maintenance of computer equipment necessary for the other to support Code Share operations. This equipment may include, but is not limited to check-in terminals, b3Mrding pass printers and bag tag printers. Any monthly charges associated with such equipment shall be paid by the Carrier supplying said equipment.

Upon termination of Code Share operations, for any reason, the Carriers shall return any equipment owned by the other party.

ATTACHMENT 2
CODE SHARE EMERGENCY PROCEDURES
In order to properly prepare and plan coordinated communications efforts between the Carriers in the event of an emergency, as defined below, involving a Code Share flight, both Carriers shall (I) exchange and update the appropriate telephone numbers and SITA addresses of the operating Carrier to which the code sharing Carrier may refer customer/relative inquiries in the event of an emergency and (ii) discuss any other necessary coordinated emergency response procedures. Although each situation must be evaluated on its own merit, common sense must prevail as a guide for all parties to follow.

Definitions:
-Emergency
Any occurrence involving a Code Share flight that results in injury or death, or has the potential for injury or death to any person or the loss or damage or the potential for loss or damage to private, public, or Carrier property.
-Aircraft Accident
Any occurrence associated with the operation of an aircraft, which takes place between the time the captain has released the parking brake for pushback or taxi and has set the parking brake and all checklists are completed, in which any person who has boarded the aircraft with the intention of flight suffers death or serious injury or in which an aircraft receives substantial damage.
-Hijacking (Air Piracy)
Any seizure or exercise of control by force or violence, or threat of violence, and with wrongful intent of an aircraft in air commerce.
-Red Alert
The classification for a situation where a major problem exists that may result in an accident as defined above. Examples include a landing gear failure to extend, fire in flight, or other aircraft damage that shall likely require outside agencies such as police, fire, ambulances, and physicians to respond.

Both Carriers agree to comply with the relevant requirements of government agencies having jurisdiction in respect of an Emergency, Aircraft Accident, Hijacking or Red Alert.

Appropriate UAL telephone numbers in the event of an emergency as described above:

UAL Shift Manager (24 Hours)
847 700-6295	(Phone)
847 700-2005	(FAX)
HDQOPUA	(SITA Address)
Appropriate 3M telephone numbers in the event of an emergency as described above:

Vice President of Safety
Mr. Doug Smith	(Contact)
(321) 917-9909	(Cellular Phone)
(321) 751-1944	(Home)
(321) 752-7351	(FAX)
(321) 752-7351	(Office)

Any change to the above referenced phone numbers or contacts is to be communicated to the above referenced SITA addresses with a request for a confirming telex back to the originator to acknowledge receipt.
B.	EMERGENCY PLAN
(1)	The Carriers mutually agree to subscribe to the IATA Standards and Recommended Practices for the Assistance of Survivors and Families of Passengers in the Aftermath of an Aircraft Accident or Incident.

(2)	In addition to the aforementioned procedures, the Carriers shall meet and endeavor to mutually agree on a detailed emergency plan.
TO BE COMPLETED BY APRIL 21, 2003

Action:
	3M	Doug Smith	FLLCS3M	321-917-9909
	UA	Lois Danvir	HDQCSUA	847-700-5133

ATTACHMENT 3
FREQUENT FLYER COOPERATION
During the term of this Agreement, 3M shall participate in the United Mileage Plus Program as follows:
A Mileage Plus Customer shall receive, for each 3M flight, a credit of 500 miles toward his or her Mileage Plus Program account. Procedures for providing automated accrual, in a template format approved by UA, shall be established by 3M and transmissions of such data, from 3M to UA, shall occur on a weekly basis. 3M shall pay UA $ [*] USD for each Mileage Plus eligible flight coupon.
Both parties agree to work toward eventual revenue neutrality by using commercially reasonable efforts and by employing the following promotional measures:
A.	3M agrees to collect and provide UA with information on those Mileage Plus Customers requesting Mileage Plus credit for travel on 3M flights. Upon reaching an Accrual Miles accumulation of $[*] USD and having verified that an automated computer system for transfer of accrual miles is in place, UA shall offer one or more defined special award promotions on selected 3M markets for Mileage Plus Members. These special promotions shall be limited in time and scope, in accordance with guidelines and terms set forth by Mileage Plus and in a format that is acceptable to both parties.

B.	At no cost to 3M, UA shall provide and issue to qualifying Mileage Plus Customers special promotional award certificates in accordance with the applicable rules and procedures governing the joint UA/3M special promotion.

C.	UA shall pay 3M $ [*] USD for each free travel coupon awarded excluding transportation taxes. Beginning with calendar year 2003, the net amount owing to either party for the year-to-date shall be limited at $[*] USD. The amounts due to 3M and due to UA shall be settled on an annual basis, effective March 15, for the previous 12 month ending December 31. All coupons lifted during the current calendar year will need to made available to the other party by February 20.

D.	3M may limit the number of seats available for free travel on specified 3M flights and award bookings shall be made in “G” inventory availability. The net amounts due shall be calculated and provided to each party for information but shall not be billed above or beyond the $ [*] USD limit.

E.	UA and 3M agree that redemptions under the existing Mileage Plus Agreement, dated 5/14/1994 will continue to be honored by 3M for awards issued prior to April 21, 2003. No new awards under that agreement (TDD BPG10/BPG20) will be issued after April 21, 2003. Any awards from the existing MileagePlus Agreement flown after April 21 shall be booked in G class and be billed through the clearing house at zero value. 3M, within 60 days of the flown date, shall bill UA $[*] per award coupon, which UA shall promptly pay via the next clearinghouse settlement.

UA shall not be required to pay 3M for any coupon billed to UA more than 60 days after the flown date. Settlement of existing award tickets shall be exclusive of the agreed cap for year 2003. 3M and UA further agree that neither carrier shall be liable for any amount due or owed from award redemption or mileage accrual from flights operated during 2002 or prior periods. Customers who were issued coupons by UA for free travel on 3M during the months of January and February, 2003 shall be billed to UA at the rate of $[*] per coupon prior to April 30, 2003. Customers who traveled under UA award coupons during March, 2003 will be billed to UA no later than May 31, 2003. UA shall have no liability for any coupons not billed to UA during those time periods.

FIRST AMENDMENT
     THIS FIRST AMENDMENT dated August 31, 2007 is entered into by and between UNITED AIR LIES, INC., (“UA”) and Gulfstream International Airlines, Inc., (“3M”), (United and Gulfstream, each a “Party” and together, the “Parties”).
RECITALS
     WHEREAS, UA and 3M have previously executed that certain Code Share and Regulatory Cooperation Agreement effective as of April 21, 2003 (United Contract No. 163314; the “Agreement”); and
     WHEREAS, the Parties have mutually agreed to revise the Agreement in accordance with the terms and conditions of the First Amendment.
     NOW, THEREFORE, in consideration of the promises and the mutual obligations hereinafter set forth, the Parties agree as follows:
1.      All capitalized terms not otherwise defined in this First Amendment shall have the meanings given them in the Agreement.
2.      Section 5 of the Agreement — TERM — is deleted and restated in its entirety to read as follows:
“This Agreement is effective as of April 21, 2003 and will continue thereafter indefinitely; provided, however, that this Agreement may be terminated by either party at that party’s election for convenience and, without cause upon one hundred and eighty (180) days’ prior written notice.”
3.      Section 6, C of the Agreement — COMPLIANCE WITH GOVERNMENT AND SAFETY REQUIREMENTS — is deleted and restated in its entirety to read as follows:
“Both 3M and UA represent and warrant that each has or will have successfully undergone an IATA Operational Safety Audit (“IOSA”) at its own expense satisfactory to the other Carrier by no later than 12 months after the date of this amendment, and further warrant that each shall maintain compliance with the requirements of such audit within the time frame required by IATA. Any failure to maintain compliance shall immediately be brought to the other Carrier’s attention along with corrective actions taken or a corrective action plan. Notwithstanding anything herein to the contrary, any non-compliance by one Carrier shall be grounds for immediate partial or full suspension or termination of this Agreement by the other Carrier without further liability to such Carrier. Notwithstanding anything herein to the contrary, United reserves the right to suspend or terminate this Agreement, in whole or in part, at ay time without penalty in the event United determines 3M is non-compliant with IOSA standards or applicable Federal Aviation Regulations. Additional safety review audits may be required at either Carrier’s discretion and the other Carrier shall cooperate with all such audits. Code share is not permitted on any flight operated by a third-party through a wet-lease or other arrangement whereby the operator of the flights is anyone other than UA or 3M.”
4.      Except as otherwise expressly modified herein, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed as if set forth herein verbatim.
     IN WITNESS WHEREOF, UA and 3M have executed this First Amendment as set forth herein.

UNITED AIR LINES, INC.		GULFSTREAM INTERNATIONAL AIRLINES, INC.

By:	/s/Michael G. Whitaker	By:	/s/ David Hackett

Name:	Michael G. Whitaker	Name:	David Hackett

Title:	Sr. VP Alliances & Int’l Affairs	Title:	President

Date:	November 6, 2007	Date:	November 5, 2007

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